EXHIBIT 99.1

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Announces Unaudited Preliminary Results
for Fiscal Year 2010

BAODING, Hebei, China – February 17, 2011, Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced unaudited preliminary results for the fiscal year ended December 31, 2010. The Company will release full financial results and file its Form 10-K on or before March 16, 2011.

For the fiscal year ended December 31, 2010, total unaudited revenue increased 21% to approximately $124.0 million from $102.1 million in the year ended December 31, 2009. Full year 2010 unaudited net income was approximately $15.5 million, up 22% from $12.7 million for the year ended December 31, 2009. Net income was impacted by more than $1 million in legal, accounting and professional expenses related to the independent investigation by the audit committee, which has now been successfully concluded. Fourth quarter net income of $5.4 million, exceeded the company’s previous guidance for adjusted net income of at least $5.0 million, which excluded the impact of non-recurring legal and professional expenses.

“Looking into 2011, we anticipate strong revenue growth and profitability driven by growing market demand for paper products, tightening regional supply conditions as a result of government-mandated closures of regional paper mills, and capacity additions from our new 360,000 tons per annum corrugating medium paper production line, which is scheduled to be completed by the end of the first quarter of 2011.”

The Company reaffirms its 2011 guidance of revenues of between $186 million and $206 million, gross profit of between $36 million and $40 million, net income of between $24 million and $27 million, and basic and diluted earnings per share of between $1.33 and $1.46 as previously announced.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, any projections of sales, earnings, revenue, margins or other financial items; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugating medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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